Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Declares Quarterly Cash Dividend

ATLANTA, February 11, 2004 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that its Board of Directors has declared a quarterly cash dividend of ten cents ($0.10) per share of common stock.  The cash dividend will be payable on March 22, 2004 to shareholders of record at the close of business on March 10, 2004.

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	Leslie H. Kratcoski
Director, Investor Relations
(770) 829-3764
lkratcos@beazer.com